Exhibit 10.1

July 19, 2016

Michael Greiner
50 Waltham Street,
Lexington, MA 02421

Dear Michael:

On behalf of AngioDynamics, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice-President and Chief Financial Officer. We look forward to your future success in this position and are excited about the skills, experience, and leadership you will bring to the organization. The terms of your new position with the Company are as set forth in this letter.

1.
Position

You will become Executive Vice-President and Chief Financial Officer, working out of the Latham, New York office. In this role you will report directly to the Chief Executive Officer, Jim Clemmer.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter of agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.	Start Date Subject to fulfillment of any conditions imposed by this letter; you will commence this position with the Company on or about August 18, 2016.

3.
Cash Compensation

Sign on Bonus: you will receive a one-time sign on bonus of $100,000 to be paid as soon as administratively practical after your start date.

Base Salary: you will be paid a base salary of $370,000.00 U.S. dollars on an annualized basis. Your base salary will be payable biweekly in accordance with our regular payroll schedule.

14 Plaza Drive, Latham, NY 12110, USA > tel: +1 800-772-6446 or +1 518-795-1400 > fax: +1 518-795-1401

Short Term Cash Incentive Opportunity: You will be eligible to participate in the AngioDynamics Incentive Compensation Program, with an annual target bonus of 60% of your base salary. The base target bonus potential is based on the company’s ability to successfully meet its annual financial goals and your completion of individually assigned objectives. The bonus payment is calculated, earned and paid following the annual earnings release and all SEC filing requirements are fufilled. You are eligible to participate on a full year basis effective August 18, 2016 for FY 17 (FY is June 1, 2016 – May 31, 2017).

4.
Long Term Incentives

At the next regularly scheduled Board of Directors (BOD) meeting following your date of hire, we will recommend to the BOD to grant the following equity instruments to you in accordance with the provisions of the Company’s 2004 Stock and Incentive Award Plan.

New Hire Non-Qualified Option Grant: You will receive a new hire stock option grant to purchase 100,000 shares of AngioDynamics stock, which vest 25% per year on each of the first four succeeding anniversaries of the grant date. The stock price is determined by the closing market price on the date of the approval by the BOD, at the next regularly scheduled meeting. Additional information will be provided to you in a detailed agreement upon board approval.

You will also receive 10,000 Restricted Stock Units, subject to the terms and conditions (including forfeiture provisions) of a restricted stock unit agreement, which will vest 25% per year on the first four (4) anniversaries of the grant date, and subject to the date in which it is approved at the next regularly scheduled meeting of the Board of Directors.

You will also receive 20,000 Performance Stock Units, subject to the terms and conditions (including forfeiture provisions) of a performance stock unit agreement, which cliff vest in 3 years and are awarded based on company performance relative to our peer group as measured by Total Shareholder Return.

In addition to the stock option purchase opportunity, the performance shares and the restricted stock outlined above, you will be eligible, for participation in the Company’s annual award program for FY18, which may include the grant of a combination of non-qualified options, Restricted Stock Units and Performance Shares, according to the approved Equity Program in effect.

5.	Benefits/Perquisites/Relocation

a.
Benefits: You will be eligible for major medical, prescription, vision and dental benefits the 1st of the month following your hire date. Other benefits including life and disability insurance, participation in our employee stock purchase plan, and 401(k)/Retirement Plan will be available as per their normal enrollment period.

b.
Vacation: You will be granted 3 weeks, pro-rated vacation time to be used during the remainder of the fiscal year, accrued per our regular payroll schedule. Thereafter, you will accrue additional vacation in accordance with the schedule in our Employee Handbook.

c.	Executive Automobile Allowance: You will be eligible to receive a car allowance in the amount of $1,200.00 per month (less applicable taxes), paid bi-weekly through the regular payroll schedule.
d.
Relocation: You will receive a relocation allowance of $75,000; to be used for temporary living expenses (the first 60 days will be paid by the company through Concur) and reimbursement for movement of household goods and closing costs associated with the sale or purchase of a home. This benefit will expire August 1, 2017.

6.
At-Will Employment

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except for paragraphs 8 and 9 of this Agreement.

7.
Background Screening/Drug Testing

This offer is contingent upon the understanding you are either a U.S. citizen or an alien legally authorized to work in the United States and that proof of identity and employment authorization is provided no later than three days after your start date with the Company. This proof may include a valid driver’s license and a copy of your social security card or birth certificate. Finally, this offer is also contingent upon successfully completing a Background Check and Drug Screening.

8.
Confidential Information and Invention Assignment Agreement / Non- Competition Agreement

Our extension of this offer and in connection with your commencement of employment with the Company is contingent upon the execution, and delivery to the Company, of the Company’s Confidentiality and Non-Competition Agreement, prior to or on your employment start date.

9.
Confidentiality of Terms

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

10.	Termination, Survival Paragraph 11 and 12, shall survive the termination of this agreement.

11.	Indemnification The Company will provide you with indemnification as applicable, in accordance with the Company’s by-laws and certificate of incorporation.

12.
Notices

Except as otherwise expressly provided herein, any notice required or permitted to be given under this Agreement shall be given in writing to (a) AngioDynamics, Inc., Attention: Mark Stephens, Sr. Vice President –Administration, AngioDynamics, Inc., 14 Plaza Drive, Latham, NY 12110, (b) Michael Greiner, 50 Waltham Street, Lexington MA 02421 or at such other address as either of us may designate by ten (10) days’ advance written notice to the other, given in accordance with this paragraph 12.

We are all delighted to be able to extend you this offer and look forward to working with you.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the Confidentiality Agreement and Relocation Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter of agreement when fully executed will be a binding agreement on the parties. It may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless you sign and return by end of business 5:00 PM ET on July 25, 2016.

ANGIODYNAMICS, INC.

	By:	/s/ Mark Stephens
Mark Stephens
Sr. Vice President, Administration
ACCEPTED AND AGREED:

/s/ Michael Greiner
Michael Greiner

7-19-16
Date